EXHIBIT 99.1

BeyondSpring Reports Third-Quarter 2026 Financial Results and Provides Corporate Update

FDA Fast Track Designation for Plinabulin plus docetaxel marks key regulatory milestone in DUBLIN-4 study population of Post-ICI Non-Squamous NSCLC with no actionable genomic alteration (AGA)

Strategic transaction with Biolin provides data from approximately half of DUBLIN-4’s 442 patients and supports the planned interim analysis at 221 PFS events

FLORHAM PARK, N.J., Nov. 13, 2026 (GLOBE NEWSWIRE) -- BeyondSpring Inc. (NASDAQ: BYSI) (“BeyondSpring” or the “Company”), a clinical-stage company developing innovative therapies for the treatment of cancer and other diseases, today announced its financial results for the quarter ended September 30, 2026, and provided a corporate update highlighting regulatory and strategic progress for Plinabulin and its global Phase 3 DUBLIN-4 trial.

“The third quarter marked an important regulatory and strategic step forward for Plinabulin,” said Min Qiu, Chief Executive Officer of BeyondSpring. “The FDA’s Fast Track designation underscores the significant unmet need for new treatment options for NSCLC patients without AGA and progressing after immune checkpoint inhibitor therapy, where docetaxel is still the standard of care.  Plinabulin has been shown to improve the tolerability and dose intensity of docetaxel and demonstrated a long-term survival benefit in the previous successful DUBLIN-3 study in second- and third-line EGFR wild-type NSCLC, published in The Lancet Respiratory Medicine in 2024.”

Mr. Qiu continued, “With an FDA-aligned Phase 3 design and a strategic transaction with Biolin to support approximately half of DUBLIN-4’s planned 442-patient enrollment, generating quality data from China, we remain focused on advancing the study toward its prespecified interim analysis at 221 progression-free survival events. We believe positive interim results could represent a significant value inflection point for BeyondSpring, as we continue to pursue financing and strategic opportunities to support global execution.”

Recent Regulatory, Clinical and Corporate Highlights

FDA Fast Track designation for Plinabulin plus docetaxel in post-ICI non-squamous NSCLC

  The Company announced that the U.S. Food and Drug Administration granted Fast Track designation to Plinabulin plus docetaxel for advanced or metastatic non-squamous non-small cell lung cancer (NSCLC) without actionable genomic alterations (AGA), following prior anti-PD-(L)1 therapy and platinum-based chemotherapy.
  The designated population corresponds to the second- or third-line patient population targeted in the global DUBLIN-4 trial. Fast Track designation may facilitate more frequent FDA interactions and, if applicable criteria are met, rolling review of a future application.

Strategic transaction to fund half of DUBLIN-4’s planned patient enrollment

  The Company completed the sale of BeyondSpring Ltd., its wholly owned subsidiary that indirectly held the majority equity interest in Dalian Wanchunbulin Pharmaceuticals Ltd. (“Bulin”), to Biolin Investment Limited (“Biolin”) on September 30, 2026, pursuant to a definitive agreement among the parties.
  As non-cash consideration, Biolin will support the funding of DUBLIN-4 clinical development activities conducted by Bulin at participating sites in China, which are expected to include enrollment of approximately 221 patients, or approximately half of the planned 442-patient global enrollment. BeyondSpring will receive access to clinical data generated from the China portion of the trial.

Third Quarter Financial Results

Continuing operations:

  Research and development (R&D) expenses were $1.1 million for the quarter ended September 30, 2026, compared to $1.0 million for the quarter ended September 30, 2025. The increase of $0.1 million was primarily due to a $0.3 million increase in preclinical expenses related to Plinabulin treatment combination research in support of strategic business development and partnership initiatives, partially offset by lower patent-related legal services and drug manufacturing costs.
  General and administrative (G&A) expenses were $1.0 million for the quarter ended September 30, 2026, compared to $0.7 million for the quarter ended September 30, 2025. The increase of $0.3 million was primarily due to an increase in legal fees related to financing activities and higher consulting expenses related to accounting advisory and audit services, partially offset by lower personnel-related and travel expenses.
  Net loss was $2.1 million for the quarter ended September 30, 2026, compared to $1.6 million for the quarter ended September 30, 2025.
  Cash, cash equivalents, and short-term investments were $0.6 million as of September 30, 2026, compared to $4.0 million as of December 31, 2025.

Year-to-Date Financial Results

Continuing operations:

  Research and development (R&D) expenses were $3.1 million for the nine months ended September 30, 2026, compared to $2.7 million for the nine months ended September 30, 2025. The increase of $0.4 million was primarily due to expanded drug manufacturing activities and increased preclinical Plinabulin treatment combination research, partially offset by lower patent-related legal services and personnel-related expenses.
  General and administrative (G&A) expenses were $2.7 million for the nine months ended September 30, 2026, compared to $3.2 million for the nine months ended September 30, 2025. The decrease of $0.5 million was primarily due to lower personnel-related expenses, mainly from lower incentive compensation and share-based compensation, as well as lower professional service expenses in legal advisory and lower travel and entertainment expenses.
  Net loss was $5.7 million for the nine months ended September 30, 2026, compared to $5.8 million for the nine months ended September 30, 2025.

About BeyondSpring
BeyondSpring (NASDAQ: BYSI) is a clinical-stage biopharmaceutical company developing first-in-class therapies for cancers with high unmet needs. Its lead asset, Plinabulin, has been studied in more than 700 cancer patients and is in late-stage development across multiple cancer indications. Plinabulin’s novel mechanism as a GEF-H1 agonist with dendritic cell maturation benefit supports both anticancer activity and immune modulation, offering a unique approach to resensitizing tumors that have progressed on checkpoint inhibitors. In addition, it has the potential to synergize with chemotherapy, antibody-drug conjugates (ADCs), radiation, and checkpoint inhibitors. BeyondSpring is also an early incubator of and maintains an equity interest in SEED Therapeutics, a clinical-stage targeted protein degradation molecular glue company with investments from Eli Lilly and Eisai. Learn more at beyondspringpharma.com.

About Plinabulin and the Clinical Rationale for the DUBLIN-4 Trial
Plinabulin is a late-stage, first-in-class investigational GEF-H1 agonist with a differentiated mechanism of action that includes dendritic cell maturation, anti-angiogenic activity and mitigation of chemotherapy-induced neutropenia. To date, more than 700 cancer patients have been treated with Plinabulin across multiple clinical programs in various cancer types, demonstrating an extensive clinical safety database.

The post-ICI setting remains difficult to treat: 12 Phase 3 trials evaluating different treatment approaches against docetaxel, including four involving ADCs, have failed to demonstrate an overall survival benefit over docetaxel.

In the Phase 3 DUBLIN-3 trial, published in The Lancet Respiratory Medicine in 2024, Plinabulin combined with docetaxel demonstrated a statistically significant improvement in OS in second- and third-line EGFR wild-type NSCLC vs. docetaxel alone (n=559), showing superior OS benefit in non-squamous patients (n=332, OS HR 0.72, p=0.0078). The combination also demonstrated statistically significant improvements compared to docetaxel alone, including doubling the 2-year and 3-year survival rates and improvements in PFS and ORR, while also significantly reducing grade 4 neutropenia (p<0.0001).

Importantly, a post hoc analysis of the DUBLIN-3 post-ICI subgroup showed a median OS of 15.8 months with Plinabulin plus docetaxel versus 11.7 months with docetaxel alone (HR 0.55), with ORR of 18.2% versus 8.0%, respectively. These findings support the clinical rationale for Plinabulin’s differentiated dendritic cell maturation mechanism and its further evaluation in DUBLIN-4.

This rationale was further supported by prospective data from the Phase 2 Study 303 (n=47), presented at ASCO 2026. In patients with NSCLC whose disease had progressed following PD-1 inhibitor treatment, the combination of Plinabulin, docetaxel and a PD-1 inhibitor demonstrated encouraging anticancer activity. With a median follow-up of 28.8 months, the Plinabulin combination showed a median PFS of 7.0 months, a disease control rate of 79.5%, and a confirmed ORR of 18.2%, with a 2-year OS rate of 58%, nearly double the historical rate reported with docetaxel in a similar patient population.

Investor Contact: IR@beyondspringpharma.com
Media Contact: PR@beyondspringpharma.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements that are not historical facts. Words such as “will,” “expect,” “anticipate,” “plan,” “believe,” “design,” “may,” “future,” “estimate,” “predict,” “objective,” “goal,” or variations thereof and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are based on BeyondSpring’s current knowledge, beliefs, and expectations regarding possible future events and are subject to risks, uncertainties, and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, the inability of Biolin and Bulin to perform their respective funding, clinical development, data generation and other obligations; delays or challenges in enrollment or execution of the China portion of DUBLIN-4; regulatory, data-transfer or human-genetic-resources requirements that may affect the transfer or use of China-generated clinical data; the inability of such data to support regulatory submissions outside Greater China; the possibility that the transaction may not achieve the anticipated benefits; the possibility that Fast Track designation may not result in a faster development or regulatory review process, and the fact that such designation does not increase the likelihood of regulatory approval; difficulties raising the anticipated amount needed to finance the Company’s future operations on terms acceptable to the Company, if at all; unexpected results from preclinical studies or clinical trials; the risk that preclinical results may not be predictive of clinical results; delays in, or failure to obtain, regulatory approvals; results that do not meet the Company’s expectations regarding the safety, efficacy, clinical utility, or regulatory pathway of the Company’s product candidates; increased competition in the market; the Company’s ability to meet Nasdaq’s continued listing requirements; and other risks described in BeyondSpring’s most recent Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission. All forward-looking statements made herein speak only as of the date of this release, and BeyondSpring undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.

Financial Tables to Follow

BEYONDSPRING INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data)

	As of
	December 31, 2025	September 30, 2026
	$	$
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	2,967	580
Short term investments	1,000	-
Advances to suppliers	105	112
Prepaid expenses and other current assets	68	592
Current assets of discontinued operations	16,742	-
Total current assets	20,882	1,284

Noncurrent assets:
Property and equipment, net	155	117
Operating right-of-use assets	278	88
Long-term equity investment	-	18,373
Other noncurrent assets	98	-
Noncurrent assets of discontinued operations	4,520	-
Total noncurrent assets	5,051	18,578

Total assets	25,933	19,862

Liabilities and equity

Current liabilities:
Accounts payable	256	743
Accrued expenses	865	2,381
Current portion of operating lease liabilities	307	79
Other current liabilities	770	1,414
Current liabilities of discontinued operations	11,378	-
Total current liabilities	13,576	4,617

Noncurrent liabilities:
Other noncurrent liabilities	90	-
Noncurrent liabilities of discontinued operations	36,257	-
Total noncurrent liabilities	36,347	-

Total liabilities	49,923	4,617

Shareholders’ equity (deficit)
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized; 41,122,320 and 41,409,059 shares issued and outstanding as of December 31, 2025 and September 30, 2026, respectively)	4	4
Additional paid-in capital	375,664	375,924
Accumulated deficit	(408,431)	(360,647)
Accumulated other comprehensive income (loss)	602	(36)

Total BeyondSpring Inc.’s shareholders’ (deficit) equity	(32,161)	15,245
Noncontrolling interests	8,171	-
Total shareholders’ (deficit) equity	(23,990)	15,245

Total liabilities and shareholders’ (deficit) equity	25,933	19,862

BEYONDSPRING INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2026	2025	2026
	$	$	$	$

Revenue	-	-	-	-

Operating expenses
Research and development	(968)	(1,107)	(2,667)	(3,071)
General and administrative	(672)	(956)	(3,188)	(2,674)

Loss from operations	(1,640)	(2,063)	(5,855)	(5,745)
Foreign exchange gain (loss), net	1	(1)	8	(2)
Interest income	19	-	63	11

Loss before income tax	(1,620)	(2,064)	(5,784)	(5,736)
Income tax expenses	(2)	-	(2)	-

Net loss from continuing operations	(1,622)	(2,064)	(5,786)	(5,736)

Discontinued operations
Loss from discontinued operations	(3,298)	(1,015)	(9,557)	(9,425)
Gain on sale of subsidiary interests	-	53,674	6,986	53,674
Income tax expenses	(24)	(103)	(66)	(395)
Net income (loss) from discontinued operations	(3,322)	52,556	(2,637)	43,854

Net income (loss)	(4,944)	50,492	(8,423)	38,118
Less: Net loss attributable to noncontrolling interests from discontinued operations	(3,404)	(300)	(9,554)	(9,666)
Net income (loss) attributable to BeyondSpring Inc.	(1,540)	50,792	1,131	47,784

Earnings (loss) per share, basic and diluted
Continuing operations	(0.04)	(0.05)	(0.14)	(0.14)
Discontinued operations	0.00	1.29	0.17	1.30
Basic and diluted earnings (loss) per share	(0.04)	1.24	0.03	1.16

Weighted-average shares outstanding
Basic and diluted	40,317,266	41,119,820	40,316,639	41,119,820

Other comprehensive loss, net of tax of nil:
Foreign currency translation adjustment loss from continuing operations	-	-	-	-
Foreign currency translation adjustment loss from discontinued operations	(183)	(281)	(711)	(1,248)
Comprehensive income (loss)	(5,127)	50,211	(9,134)	36,870
Less: Comprehensive loss attributable to noncontrolling interests from continuing operations	-	-	-	-
Less: Comprehensive loss attributable to noncontrolling interests from discontinued operations	(3,481)	(490)	(9,842)	(10,276)
Comprehensive income (loss) attributable to BeyondSpring Inc.	(1,646)	50,701	708	47,146